Exhibit 10.1
EXECUTION COPY
FORM OF VOTING AGREEMENT
     This Voting Agreement (this “Agreement”), is made and entered into as of [                    ], 2009, by and between ev3 Inc., a Delaware corporation (“Parent”), and the undersigned shareholder (“Shareholder”) of Chestnut Medical Technologies, Inc., a California corporation (the “Company”).
Recitals
     A. Concurrently with the execution of this Agreement, Parent, Starsky Merger Sub, Inc., a California corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), Starsky Acquisition Sub, Inc., a California corporation and a direct wholly owned subsidiary of Parent (“Acquisition Sub”) and the Company are entering into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), pursuant to which the Merger Sub will be merged with and into Company, immediately followed by the Company merging with and into Acquisition Sub (the “Merger”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement.
     B. Shareholder is the record and beneficial owner of such number of outstanding shares of Company Capital Stock and/or Company Options as is indicated on the signature pages to this Agreement.
     C. As a material inducement to enter into the Merger Agreement, Parent desires Shareholder to agree, and Shareholder is willing to agree, to vote the Shares (as defined in Section 1.1 below), and such other shares of capital stock of the Company over which Shareholder has voting power, so as to facilitate consummation of the Merger.
     In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:
1. Voting of Shares.
     1.1 Shares. The term “Shares” shall mean all issued and outstanding shares of Company Capital Stock owned of record and beneficially owned by Shareholder or over which Shareholder exercises voting power, in each case, as of the date of this Agreement. Shareholder agrees that any shares of capital stock of the Company that Shareholder purchases or with respect to which Shareholder otherwise acquires beneficial ownership or over which Shareholder exercises sole voting power after the date of this Agreement and prior to the termination of this Agreement pursuant to Section 4 below shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date hereof.
     1.2 Agreement to Vote Shares. Shareholder hereby covenants and agrees that during the period commencing on the date hereof and continuing until this Agreement terminates pursuant to Section 4 hereof, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of the Company, however called, and in any action by written consent of the shareholders of the Company, Shareholder shall appear at the meeting or otherwise cause any and all Shares to be counted as present thereat for purposes of establishing a quorum and vote (or cause to be voted), or give his, her or its consent with respect to, any and all Shares: (i) in favor of the Company Shareholder Proposal (which includes approval of the Merger and the Merger Agreement); and (ii) against any of the following (or any agreement to enter into, effect, facilitate or support any of the following): (A) any Acquisition Proposal (other than the Merger); (B) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company; or (C) any amendment of the Company’s Articles of Incorporation or Bylaws or any other proposal or transaction involving the Company, the purpose of which amendment or other proposal or transaction is to delay, prevent or nullify the Merger or the transaction contemplated by the Merger Agreement or change in any manner the voting rights of any capital stock of the Company (collectively, “Frustrating Transactions”). Shareholder further agrees not to enter into any agreement or understanding with any person or entity the effect of which would be inconsistent with or violative of any provision contained in this Section 1.2. Any vote or consent (or withholding of consent) by the Shareholder that is not in accordance with this Section 1.2 shall be considered null and void, and the provisions of Section 1.3 shall be deemed to take immediate effect. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall be construed to limit or restrict Shareholder from acting in his or her capacity as a director of the Company or voting in Shareholder’s sole discretion on any matter other than those matters referred to in the first sentence of this Section 1.2.
     1.3 Irrevocable Proxy. The Shareholder hereby irrevocably grants to, and appoints, Parent and any designee of Parent, and each of them individually, as the Shareholder’s proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of the Shareholder, to vote the Shares of the Shareholder, or grant a consent or approval in respect of the Shares of the Shareholder in a manner consistent with Section 1.2. The Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement. The Shareholder hereby affirms that the irrevocable proxy set forth in this Section 1.3 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder agrees that this proxy shall be irrevocable during the term of this Agreement and is coupled with an interest sufficient at law to support an irrevocable proxy and given to Parent as an inducement to enter into the Merger Agreement and, to the extent permitted under applicable law, shall be valid and binding on any person to whom Shareholder may transfer any of his, her or its Shares in breach of this Agreement. The Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the Shareholder and any obligation of the Shareholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of the Shareholder. Notwithstanding anything to the contrary herein, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement pursuant to Section 4 hereof.
     1.4 Adjustments Upon Changes in Capitalization. In the event of any change in the number of issued and outstanding shares of Company Capital Stock by reason of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Capital Stock), combination, reorganization, recapitalization or other like change, conversion or exchange of shares, or any other change in the corporate or capital structure of the Company, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.
2. Other Restrictions.
     2.1 Transfers and Other Restrictions. Shareholder represents, covenants and agrees that, except as contemplated by this Agreement: (i) Shareholder shall not, directly or indirectly, during the period commencing on the date hereof and continuing until this Agreement terminates pursuant to Section 4 hereof, (A) offer for sale or agree to sell, transfer, tender, assign, pledge, hypothecate or otherwise dispose of or enter into any contract, option or other arrangement or understanding with respect to, or consent to, the offer for sale, sale, transfer, tender, pledge, hypothecation, encumbrance, assignment or other disposition of, or create any Lien of any nature whatsoever with respect to, any or all of the Shares or any interest therein or (B) take any action that could make any of its representations or warranties contained herein untrue or incorrect or could have the effect of preventing or disabling the Shareholder from performing any of its obligations hereunder; (ii) Shareholder shall not grant any proxy or power of attorney, or deposit any Shares into a voting trust or enter into a voting agreement or other arrangement, with respect to the voting of Shares (each a “Voting Proxy”) except as provided by this Agreement; and (iii) Shareholder has not granted, entered into or otherwise created any Voting Proxy which is currently (or which will hereafter become) effective, and if any Voting Proxy has been created, such Voting Proxy is hereby revoked.
     2.2 No Appraisal Rights. The Shareholder hereby waives, and agrees not to exercise or assent to, any appraisal rights in accordance with the California Corporations Code in connection with the Merger.
3. Representations and Warranties of Shareholder. Shareholder represents and warrants to Parent that:
     3.1 Authority; Validity. Shareholder has all requisite capacity, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Shareholder. This Agreement has been duly executed and delivered by Shareholder and, assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity. No consent, approval, order, authorization or permit of, or registration, declaration or filing with, or notification to, any Governmental Entity is required to be obtained or made by or with respect to the Shareholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. If this Agreement is being executed in a representative or fiduciary capacity with respect to Shareholder, the person signing this Agreement has full power and authority to enter into and perform this Agreement.

     3.2 Non-Contravention. The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, contravene, conflict with, or result in any violation of, breach of or default by (with or without notice or lapse of time, or both) Shareholder under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien (other than pursuant to this Agreement) upon any of the properties or assets of Shareholder under, any provision of (i) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Shareholder or (ii) any judgment, order, decree, statute, law, ordinance, injunction, rule or regulation applicable to Shareholder or any of Shareholder’s properties or assets, other than any such conflicts, violations, defaults, rights, or Liens that, individually or in the aggregate, would not impair the ability of Shareholder to perform Shareholder’s obligations hereunder or prevent, limit or restrict in any respect the consummation of any of the transactions contemplated hereby. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Shareholder is settlor or trustee or any other person or entity, including any Governmental Entity, whose consent, approval, order or authorization is required by or with respect to Shareholder for the execution, delivery and performance of this Agreement by Shareholder or the consummation by Shareholder of the transactions contemplated hereby.
     3.3 Title. As of the date hereof, Shareholder is the record and beneficial owner of and has good and marketable title to the shares of Company Capital Stock indicated on the signature pages hereto, free and clear of any Liens. The number of Shares set forth on the signature pages hereto are all of the Shares owned of record or beneficially owned by Shareholder or over which Shareholder exercises voting power and, except as set forth on such signature pages, Shareholder holds no options or warrants to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any securities of the Company.
     3.4 Power. Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 and Section 2 hereof and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights.
     3.5 Absence of Litigation. As of the date hereof, there is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of the Shareholder, threatened against the Shareholder, or any property or asset of the Shareholder, before any Governmental Entity that would reasonably be expected to delay or prevent the consummation of the Merger or of the transactions contemplated by the Merger Agreement.
     3.6 Shareholder Representative. Shareholder acknowledges that if the Merger and the adoption of Merger Agreement is approved by the shareholders of the Company, he, she or it will be bound by the appointment of CMT SR, Inc., a California corporation, as the Shareholder Representative, and such person will have all of the powers set forth in Section 2.11 of the Merger Agreement and to act in the name, place and stead of Shareholder for all of the matters set forth in Section 2.11.

4. Effectiveness; Termination; No Survival. This Agreement shall become effective upon its execution by Shareholder and Parent. This Agreement may be terminated at any time by mutual written consent of Shareholder and Parent. This Agreement, and the obligations of Shareholder hereunder, including, without limitation, Shareholder’s obligations under Section 1 and Section 2 above, shall terminate, without any action by the parties hereto, upon the earlier to occur of the following: (i) the Effective Time; and (ii) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VI thereof. Nothing in this Section 4 shall relieve any party of liability for breach of this Agreement. If the Merger occurs, the provisions of Section 3.6 will survive any termination of this Agreement.
5. Further Assurances. Subject to the terms of this Agreement, from time to time, Shareholder shall execute and deliver such additional documents and use commercially reasonable efforts to take, or cause to be taken, all such further actions, and to do or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.
6. Miscellaneous.
     6.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
     6.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other. Any purported assignment in violation of this Section 6.2 shall be void.
     6.3 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.
     6.4 Specific Performance; Injunctive Relief; Attorneys Fees. The parties hereto acknowledge that Parent may be irreparably harmed and that there may be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Shareholder hereby irrevocably and unconditionally waives any objection to Parent seeking so to enforce such covenants and agreements by specific performance, injunctive relief and other means.
     6.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile or electronic transmission (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):
if to Parent, to:
ev3 Inc.
9600 54th Avenue North
Plymouth, MN 55442
Facsimile No.: (763) 398-7200
Attention: Kevin M. Klemz, Esq.
with copies to:
Oppenheimer Wolff & Donnelly LLP
Plaza VII, Suite 3300
45 South Seventh Street
Minneapolis, MN 55402
Facsimile: (612) 607-7100
Attention: Phillip B. Martin, Esq.
if to Shareholder, at its address set forth on the signature pages hereto, with a copy (which shall not constitute notice) to each of:
Chestnut Medical Technologies, Inc.
Chestnut Medical Technologies, Inc.
173 Jefferson Dr.
Menlo Park, CA 94025
Attention: Aaron Berez
Facsimile No.: (650) 566-0072
And
Shareholder Representative
CMT SR, Inc.
1485 Laurel Street
Menlo Park, CA 94025
Attention: Aaron L. Berez, MD
Facsimile No.:
And

McDermott Will & Emery LLP
11682 El Camino Real, Suite 400
San Diego, CA 92130
Attention: Peter N. Townshend
Facsimile No.: (858) 720-7800
     6.6 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the United States of America in the State of California located in the city of Irvine for any actions, suits or proceedings arising out of or relating to this Agreement (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. certified mail shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the courts of the United States of America in the State of California located in the city of Irvine, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     6.7 Entire Agreement. The Merger Agreement and this Agreement constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.
     6.8 Counterparts; Facsimile Signature Pages. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature (including signatures in Adobe PDF or similar format).
     6.9 Captions. The captions to sections of this Agreement have been inserted only for identification and reference purposes and shall not be used to construe or interpret this Agreement.
     6.10 Shareholder Capacity. Shareholder has executed this Agreement solely in its capacity as the record and/or beneficial holder of Shares.
[signature page follows]

     In Witness Whereof, the parties hereto have caused this Voting Agreement to be executed as of the date first above written.

ev3 Inc.

By:

Name: Kevin M. Klemz
Title: Senior Vice President, Secretary and Chief Legal Officer

Shareholder:

(Signature)

(Print Full Name)

Additional Signature (if held jointly):

(If held jointly)

(Printed Full Name)
Attention (Please complete):

Outstanding Shares and Class and Series of Company Capital Stock Beneficially Owned by Shareholder:	Shareholder’s Address for Notice:

Options, Warrants or Rights to purchase Company Capital Stock Beneficially Owned by Shareholder: